Exhibit 10.3

ALLOS THERAPEUTICS, INC.

CONSULTANT AGREEMENT FOR

MARVIN JAFFE

THIS CONSULTANT AGREEMENT (“Agreement”) is entered into by and between Marvin Jaffe, an individual (“Consultant”), and Allos Therapeutics, Inc., a Delaware corporation (the “Company”), effective as of May 10, 2006 (“Effective Date”).

WHEREAS, the Company is a biopharmaceutical company currently focused on developing and commercializing three innovative drugs for the treatment of cancer: EFAPROXYN™ (efaproxiral), PDX (pralatrexate) and RH1 (collectively, the “Products”);

WHEREAS, Consultant, having been involved with the Company since 1994 and serving as a member of the Board of Directors, is a significant source of knowledge and expertise about the Company’s business and its potential clinical development and commercialization strategies for the Products;

WHEREAS, the parties have agreed that Consultant shall be retained as a Consultant commencing as of the date that Consultant ceases to serve as a member of the Company’s Board of Directors until December 31, 2007 to allow the Company to retain the benefit of Consultant’s knowledge and expertise; and

WHEREAS, Consultant has tendered his resignation as a director effective immediately prior to the Company’s 2006 annual meeting of stockholders to be held on May 10, 2006 and the parties hereby desire to mutually agree upon the terms and conditions of Consultant’s consulting relationship with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed by and between the parties as follows:

1.                                      CONSULTING RELATIONSHIP.

1.1                               Consulting Services.  As part of the services provided by Consultant to the Company pursuant to this Agreement, Consultant will:

(a)                                  Advise and consult with the Company on clinical development and regulatory strategies related to the Products; and

(b)                                  Advise and consult with the Company on strategic planning;

(c)                                  Perform such other services which relate to Consultant’s areas of expertise and which the Company’s executive officers believe would be beneficial to the Company (collectively, the “Consulting Services”).

1.2                               Performance.  As and when requested from time to time by the Company’s President and Chief Executive Officer, Paul L. Berns or his delegates, Consultant agrees to provide services to the Company under this Agreement. The time commitment required for consulting services under this Agreement will generally not exceed 10 hours per month, although the time commitment required during any specific monthly period may vary from the time commitment required in other periods. Consultant will render the Consulting Services to the best of his ability. The manner and means by which Consultant chooses to perform the Consulting Services are in Consultant’s sole discretion and control. Consultant agrees to exercise the highest degree of professionalism, and to utilize his best efforts, skills, expertise and creative talents in performing such Consulting Services. In performing Consulting Services, Consultant agrees to provide his own equipment, tools and other materials. Consultant shall perform his Consulting Services in a timely and professional manner consistent with industry standards. Consultant agrees to provide the Consulting Services at the times reasonably requested by the Company; provided that, the Company will reasonably cooperate with Consultant in the event that he has conflicts in connection with other obligations, whether such obligations are work related or personal. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without the Company’s prior written consent.

2.                                      COMPENSATION.

2.1                               Options.  In consideration of his agreement to provide the Consulting Services hereunder, and subject to the approval of the Compensation Committee of the Board of Directors, Executive will receive a non qualified option to purchase 20,000 shares of the Company’s Common Stock under the Company’s 2000 Stock Incentive Compensation Plan (the “2000 Plan”) at an exercise price equal to the closing sale price of the Company’s Common Stock as reported on the NASDAQ National Market on the date such options are approved by the Compensation Committee of the Board of Directors. Such options will be subject to the terms and conditions of the 2000 Plan, and will vest in eighteen (18) equal monthly installments commencing July 1, 2006. Consultant shall not be entitled to any additional compensation or benefits in connection with the performance of such Consulting Services.

2.2                               Expenses.  Consultant shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of services hereunder, according to the policies of the Company.

3.                                      INDEPENDENT CONTRACTOR STATUS.

Consultant’s relationship with the Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of the Company and is not authorized to make any representation, contract, or commitment on behalf of the Company. Consultant will not be entitled to any of the benefits which the Company may make available to its employees. Because Consultant is an independent contractor, the Company will not withhold or make payments for income taxes; social security; make unemployment insurance or disability insurance contributions; or obtain workers’ compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on compensation paid to Consultant. Consultant hereby agrees to indemnify and defend the Company against any and all claims for such taxes or contributions, including penalties and interest.

4.                                      PROPRIETARY INFORMATION OBLIGATIONS.

4.1                               Proprietary Information.  Consultant agrees during the Consulting Period and thereafter that he will take all steps reasonably necessary to hold the Company’s Proprietary Information in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining the Company’s express written consent on a case-by-case basis. By way of illustration, but not limitation, “Proprietary Information” includes (a) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, media, gene sequences and/or cell lines (and procedures and formulations for producing any such samples, media, gene sequences and/or cell lines), mask works, chemical compounds, biological materials, vectors, viruses, assays, plasmids, formulas, methods, product and know-how and show-how; and all derivatives, improvements, additions, modifications, and enhancements to any of the foregoing, including any such information or material created or developed by Consultant under this Agreement (hereinafter collectively referred to as “Developments”); and (b) information regarding plans for research, development, new products, marketing and selling, merchandising, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of employees and contractors of the Company. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Company Proprietary Information if (i) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) it has been rightfully received by Consultant from a third party without confidential limitations; (iii) it has been independently developed for Consultant by personnel or agents having no access to Company Proprietary Information; or (iv) it was known to Consultant prior to its first receipt from the Company.

4.2                               Third Party Information.  Consultant understands that the Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or to use, except in connection with Consultant’s work for the Company, Third Party Information unless expressly authorized in writing by an officer of the Company.

4.3                               No Conflict of Interest.  Consultant agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of services rendered for the Company. Consultant warrants that to the best of his knowledge, there is no other existing contract or duty on Consultant’s part inconsistent with this Agreement, unless a copy of such contract or a description of such duty is attached to this Agreement as Exhibit A. Consultant further agrees not to disclose to the Company, or bring onto the Company’s premises, or induce the Company to use any confidential information that belongs to anyone other than the Company or Consultant.

4.4                               Disclosure of Work Product.  As used in this Agreement, the term “Work Product” means any development, whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to the Company, or any person designated by the Company, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work performed for the Company (“Company Work Product”). Consultant represents that any Work Product relating to Products or to the Company’s business which Consultant has made, conceived or reduced to practice as of the Effective Date has been disclosed in writing to the Company and attached to this Agreement as Exhibit B. If disclosure of any such Prior Work Product would cause Consultant to violate any prior confidentiality agreement, Consultant understands that he is not to list such Prior Work Product in Exhibit B but he will disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such Prior Work Product has not been made for that reason. A space is provided in Exhibit B for such purpose.

4.5                               Ownership of Work Product.  Consultant agrees that any and all developments conceived, written, created or first reduced to practice in the performance of Consulting Services shall be the sole and exclusive property of the Company.

4.6                               Assignment of the Company Work Product.  Consultant irrevocably assigns to the Company all right, title and interest worldwide in and to Company Work Product and all applicable intellectual property rights related to Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Except as set forth below, Consultant retains no rights to use Company Work Product and agrees not to challenge the validity of the Company’s ownership in Company Work Product. Consultant hereby grants to the Company a non-exclusive, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to distribute, reproduce, make derivative works of, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import and offer for sale any Prior Work Product incorporated or used in Company Work Product for the purpose of developing and marketing Company products, but not for the purpose of marketing Prior Work Products separate from Company products.

4.7                               Waiver or Assignment of Other Rights.  If Consultant has any rights to Company Work Product that cannot be assigned to the Company, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Company with respect to such rights, and agrees, at the Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to Company Work Product that cannot be assigned to the Company or waived by Consultant, Consultant unconditionally and irrevocably grants to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

4.8                               Assistance.  Consultant agrees to cooperate with the Company or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of the Company’s rights in Company Work Product and to execute, when requested, any other documents deemed necessary by the Company to carry out the purpose of this Agreement. Consultant agrees to execute upon the Company’s request a signed transfer of copyright to the Company in the form attached to this Agreement as Exhibit C for all Company Work Product subject to copyright protection, including, without limitation, notes, sketches, drawings and reports.

4.9                               Enforcement of Proprietary Rights.  Consultant will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Consultant will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Consultant’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at the Company’s request on such assistance.

4.10                        Execution of Documents.  In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding Sections 4.8 and 4.9, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in his behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5.                                      OTHER ACTIVITIES.

5.1                               Other Services.  Consultant is free to enter any contract to provide services to other business entities, except any contract which would tend to induce Consultant to violate this Agreement. Further, during the term of this Agreement, Consultant will not, without the prior written consent of the Company, perform any services related to the development, preparation, manufacture, marketing or sale of any drugs or therapeutics that may reasonably be considered to compete with any Products, whether on behalf of his own interest or that of any other person or entity.

5.2                               Noncompetition.  During and for a period of one (1) year immediately following termination of this Agreement, Consultant will not, directly or indirectly, without the prior written consent of the Company:  own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, consultant, partner, principal, agent, representative, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive or is preparing to be competitive with the business of the Company (“Competitive Activity”). As used herein, Competitive Activity will mean the development, manufacture, marketing, or sale of any drugs or therapeutics that may reasonably be considered to compete with any Products. Notwithstanding the above, Consultant will not be deemed to be engaged directly or indirectly in any Competitive Activity if Consultant participates in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, the securities of which are publicly traded. During and for a period of one (1) year immediately following termination of this Agreement, Consultant agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

5.3                               Noninterference with Business.  During and for a period of one (1) year immediately following termination of this Agreement, Consultant agrees not to directly or indirectly solicit or induce any Company employee or independent contractor of the Company to terminate or breach an employment, contractual or other relationship with the Company.

6.                                      TERM; TERMINATION.

6.1                               Term.  Unless sooner terminated in accordance with this Section 6, the term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2007. Notwithstanding the foregoing, this Agreement shall automatically terminate immediately upon (i) Just Cause (as defined below) or (ii) consummation of a Change in Control.

6.2                               Termination for Just Cause.  The Company may terminate this Agreement immediately in its sole discretion for Just Cause. In the event the Company terminates this Agreement pursuant to this Section 6.2, the unexercised portion of Dr. Jaffe’s then outstanding stock options, including all vested and unvested shares, shall be immediately forfeited and shall no longer be exercisable. The Company shall reimburse Consultant for any business expenses that were incurred but not reimbursed as of the date of termination. As used in this Agreement, “Just Cause” shall mean the occurrence of one or more of the following: (i) Consultant’s conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) Consultant’s participation in a fraud or act of dishonesty against the Company; (iii) Consultant’s intentional and material damage to the Company’s property; (iv) Consultant’s material breach of any provision of this Agreement that is not remedied by Consultant within fourteen (14) days of written notice of such breach from the Board of Directors, or (v) Consultant’s failure to perform the Consulting Services in accordance with Section 1.2 hereof at the times reasonably requested by the Company.

6.3                               Termination by Consultant.  Consultant may terminate this Agreement at his convenience upon ten (10) days prior written notice to the Company. In the event the Consultant terminates this Agreement pursuant to this Section 6.3, (i) the vesting of any unvested options to purchase the Company’s common stock granted to Consultant shall cease on the date of termination, and (ii) the period during which Consultant’s then outstanding vested options may be exercised shall expire on the earlier of (A) one year after the date of termination; or (B) March 30, 2008. In addition, the Company shall reimburse Consultant for any business expenses that were incurred but not reimbursed as of the date of termination.

6.4                               Termination by the Company without Just Cause.  In the event that the Company terminates this Agreement without Just Cause, then, notwithstanding anything contained in Consultant’s stock option agreements to the contrary, (i) Consultant’s then outstanding stock options shall be accelerated in full and such options shall become fully vested and exercisable, and (ii) the period during which Consultant’s then outstanding options may be exercised shall be extended until the earlier of (A) March 30, 2008; or (B) the last date to which such exercisability may be extended without causing such options to be subject to Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, that, in no event shall such options be exercisable after the expiration date of such options as set forth in the grant notice and/or agreement evidencing such options. In addition, the Company shall reimburse Consultant for any business expenses that were incurred but not reimbursed as of the date of termination.

6.5                               Change in Control.  In the event that the Company consummates a Change in Control (as defined herein) within twelve (12) months of the Effective Date of this Agreement, then, notwithstanding anything contained in Consultant’s stock option agreements to the contrary, (i) the vesting of Consultant’s then outstanding stock options shall be accelerated in full and such options shall become fully vested and exercisable in accordance with the 2000 Plan, and (ii) in the event the surviving corporation or acquiring corporation assumes Consultant’s stock options in accordance with the terms of the 2000 Plan in connection with such Change in Control, the period during which Consultant’s then outstanding options may be exercised shall be extended to the earlier of: (A) twelve (12) months after the date of termination of this Agreement; or (B) the last date to which such exercisability may be extended without causing such options to be subject to Section 409A(a)(1) of the Code; provided, that, in no event shall such options be exercisable after the expiration date of such options as set forth in the grant notice and/or agreement evidencing such options. As used in this Agreement, a “Change in Control” is defined as; (a) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company (other than the transfer of the Company’s assets to a majority-owned subsidiary corporation); (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, greater stock voting power); or (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.

6.6                               Termination of Company’s Obligations.  Notwithstanding any provisions in this Agreement to the contrary, the Company’s obligations, and Consultant’s rights pursuant to Sections 6.4 and 6.5 herein, regarding acceleration of vesting and extension of the exercise periods for Consultant’s stock options shall cease and be rendered a nullity immediately should Consultant breach any term or provision of Section 4 or Section 5 of this Agreement.

6.7                               Return of Company Property.  Upon termination of the Agreement or earlier as requested by the Company, Consultant will deliver to the Company any and all drawings, notes, photographs, memoranda, specifications, samples, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product or Proprietary Information of the Company. Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including work and storage areas or filing cabinets, is subject to inspection by Company personnel at any time with or without notice.

7.                                      GENERAL PROVISIONS.

7.1                               Notices.  Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile), the third day after mailing by first class mail, or the day following delivery by overnight courier, to the Company at its primary office location and to Consultant at his address and facsimile number as provided by Consultant to the Company in writing.

7.2                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in conformance with the intent of the parties expressed herein.

7.3                               Remedies.  Consultant’s duties regarding the Company’s Proprietary Information will survive termination of his consulting relationship with the Company and of this Agreement. Consultant acknowledges that a remedy at law for any breach or threatened breach by his of the provisions of Section 4 or Section 5 would be inadequate, and he therefore agrees that the Company will be entitled to injunctive relief in case of any such breach or threatened breach.

7.4                               Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5                               Complete Agreement.  This Agreement, including Exhibits A, B, and C, constitute the complete, final, and exclusive embodiment of the entire agreement between Consultant and the Company with regard to the subject matter contained herein. It is entered into without reliance on any promise or representation, and it cannot be modified or amended except in a writing signed by an officer of the Company and Consultant. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

7.6                               Counterparts.  This Agreement may be executed in two counterparts, each of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.7                               Headings.  The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.8                               Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Consultant may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which will not be withheld unreasonably.

7.9                               Attorney Fees.  If either party brings any action to enforce his or its rights hereunder, the prevailing party in any such action will be entitled to recover his or its reasonable attorneys fees and costs incurred in connection with such action.

7.10                        Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Colorado.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

MARVIN JAFFE,		ALLOS THERAPEUTICS, INC.
an Individual		a Delaware corporation

Sign: /s/ Marvin Jaffe		By:	/s/ Paul L. Berns
Paul L. Berns
President & Chief Executive Officer

Date:	May 10, 2006	Date:	May 10, 2006

For copyright registration purposes only, Consultant

must provide the following information:

Date of Birth:

Nationality or Domicile:

EXHIBIT A

CONFLICT OF INTEREST DISCLOSURE

None.

EXHIBIT B

PRIOR WORK PRODUCT DISCLOSURE

1.                                      Except as listed in Section 2 below, the following is a complete list of all Prior Work Product that have been made or conceived or first reduced to practice by Consultant alone or jointly with others prior to my engagement by the Company:

☒                                    No inventions or improvements.

☐                                    See below:

☐                                    Additional sheets attached.

2.                                      Due to a prior confidentiality agreement, Consultant cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which Consultant owes to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐                          Additional sheets attached.

EXHIBIT C

ASSIGNMENT OF COPYRIGHT

For good and valuable consideration which has been received, the undersigned sells, assigns and transfers to the Company, a Delaware corporation, and its successors and assigns, the copyright in and to the following work, which was created by the following indicated author(s):

Title:

Author(s):

Copyright Office Identification No. (if any):

and all of the right, title and interest of the undersigned, vested and contingent, therein and thereto.

Executed this                             day of                                                   , 200       .

Signature:

Printed Name: